Exhibit 4.33

English Translation

Exclusive Call Option Agreement

The Exclusive Call Option Agreement (hereinafter referred to as the “Agreement”) was entered into on September 30, 2015:

By and among:

Party A: Baina Zhiyuan (Beijing) Technology Co., Ltd.

Party B: YANG Yongzhi     ID number: 422123197810104218

Party C: Beijing Changyou Star Digital Technology Co., Ltd.

Party D: Baina (Wuhan) Information Technology Co., Ltd.

For the purpose hereof, Party B and Party C are collectively herein as the “Party D’s Shareholders”; Party A, Party B, Party C and Party D are referred to each a “party” and collectively herein as the “parties”.

Whereas

1	Party A is a wholly foreign-owned limited liability company legally established and validly existing under the laws of the People’s Republic of China.

2	Party D is a domestic limited liability company legally established and validly existing under the laws of the People’s Republic of China.

3	Party B and Party C are Party D’s shareholders, and Party B holds Party D’s 40% equity and Party C, 60%.

4	Party D’s Shareholders agree to grant to Party A and Party A agrees to accept an exclusive right according to the Agreement, to buy all or part of the shares held by Party D’s Shareholders.

Therefore, the parties hereto agree as follows for mutual compliance through friendly consultations and in the principles of equality and mutual benefit:

I.	Exclusive Call Option

1.	Grant of rights

Party D’s Shareholders hereby irrevocably grant an exclusive right to Party A, under which, since the entry into force of the Agreement, to the extent permitted by Chinese laws, Party A or a third party designated by Party A can at any time purchase from Party D’s Shareholders all or part of shares they hold at RMB 1 or the minimum price upon exercise when Chinese laws and regulations permit. Party D hereby agrees that Party D’s Shareholders grant an exclusive call option to Party A.

Aforesaid call option will take effect and be granted to Party A after the Agreement is signed by the parties and once granted, the grant may not be revoked or changed within the term hereof (including any extension according to paragraph 2 of this article).

2.	Term

The Agreement was signed by the parties as of the date first written above with immediate effect. The Agreement is valid for ten years, commencing from the effectiveness date hereof. Before the expiration hereof, the parties shall extend the term of the Agreement as required by Party A at the request of Party A and as required by Party A, separately sign the Exclusive Call Option Agreement or continue performing the Agreement.

II.	Options and Closing

1.	Exercise time

(1)	Party D’s Shareholders agree that when permitted by Chinese laws and regulations, Party A may call option in whole or in part at any time after the Agreement is signed and take effect.

(2)	Party D’s Shareholders agree that Party A’s exercise frees from limits on times, unless they have acquired and hold all Party D’s shares.

(3)	Party D’s Shareholders agree that, Party A can designate a third party as its representative to exercise the option, but upon exercise, Party A shall give prior written notice to Party D’s Shareholders.

2.	Exercise notice

If Party A intends to call option, it shall notify Party D’s Shareholders in writing 10 working days before the closing date (as defined below), specifically stating the following terms:

(1)	the effective closing date after the exercise of the option (the “closing date”).

(2)	the name of the holder to be registered after the option is exercised.

(3)	Number of shares and the proportion purchased from Party D’s Shareholders.

(4)	Exercise price and its terms of payment.

(5)	The power of attorney (if exercised by a third party specified by Party A).

The parties agree that Party A may at any time appoint a third party to exercise the option and register the shares in the name of the third party.

3.	Transfer

When Party A exercises the option, within ten working days upon receipt of the exercise notice sent by Party A according to the second paragraph of this article:

(1)	Party D’s Shareholders shall cause Party D to promptly convene a shareholders’ meeting, at which, a resolution approving the transfer of shares by Party D’s Shareholders to Party A and (or) a third party designated by Party A shall be adopted.

(2)	Party D’s Shareholders shall sign the Share Transfer Agreement with Party A (or if applicable, with the third party designated by Party A).

(3)	Party D’s Shareholders shall sign all other necessary contracts, agreements or documents, obtain all the necessary government approvals and consents, and take all necessary actions, without any attached security interest, transfer the effective ownership of the shares to be purchased to Party A and (or) the third party designated by it and make the same the holder of the shares to be purchased registered with the administrative department for industry and commerce. Moreover, they shall submit to Party A or its designated third party the latest business license, articles of association, certificate of approval (if applicable) and other relevant documents issued by or registered with competent Chinese authorities, reflecting Party D’s changes of equity, directors, legal representative, and other matters.

III.	Representations and Undertakings

1.	Party D’s Shareholders respectively and together with Party D represent and undertake that:

(1)	Party D’s Shareholders and Party D have complete rights and authorizations to sign and perform the Agreement.

(2)	The performance of the Agreement and obligations hereunder by Party D’s Shareholders are not in violation of the laws, regulations and other agreements having binding force on them, and the approval or authorization of the government departments is not required.

(3)	Party D’s Shareholders and Party D do not have any pending litigations, arbitrations or other judicial or administrative procedures or those may materially affect the performance of the Agreement.

(4)	Party D’s Shareholders and Party D have disclosed to Party A all the possible adverse effects on the performance of the Agreement.

(5)	Party D’s Shareholders and Party D are not subject to bankruptcy, and their financial position is strong.

(6)	There are no pledge, security, liability and other third party encumbrances on the equity held by Party D’s Shareholders and Party D’s Shareholders free from any third party’s recourse, excluding the security interest as agreed in the Share Pledge Agreement signed by Party A and Party D’s Shareholders.

(7)	Party D’s Shareholders will not set any pledge, liabilities and other third party encumbrances on the equity held in Party D and not transfer, gift, pledge or otherwise dispose of their shareholdings to persons other than Party A or a third party designated by Party A.

(8)	The option granted by Party D’s Shareholders to Party A is exclusive and Party D’s Shareholders shall not, in any way, grant any options or similar rights to persons other than Party A or any third party appointed by Party A.

2.	Party D represents and undertakes that:

(1)	Within the term hereof, Party D’s business comply with laws, regulations, rules and other administrative regulations and guidelines promulgated by the government departments and there is no violation of any of the foregoing provisions, therefore causing significant adverse effects on the company’s business or assets.

(2)	In accordance with sound financial and business standards and practices, maintain its existence. Prudently and effectively operate its business and process services; and it will do its best efforts to ensure that the company maintains the license, permit and approval necessary for its operation, and to ensure that such permits, licenses and approvals, etc. will not to be cancelled, withdrawn or declared null and void.

(3)	timely provide Party A on its demand with the information on Party D’s operating and financial situation.

(4)	Before Party A (or the third party appointed by Party A) exercises the option and obtains all of Party D’s rights and interests, Party D shall not conduct the following acts unless with the written consent of Party A (or the third party appointed by it):

(a)	it will not sell, transfer, mortgage or otherwise dispose of any assets, business or income, or allow to create any other security interests thereon (except those during normal or daily business course or disclosed to Party A and obtained Party A’s prior written consent);

(b)	reach any transactions materially having adverse effects on its assets, liabilities, operations, equity and other legitimate rights (except those during normal or daily business course or disclosed to Party A and obtained Party A’s prior written consent).

(c)	distribute in any form dividends or bonus to Party D’s Shareholders.

(d)	incur, inherit, provide guarantee for or allow any debts, except the debts (i) other than borrowing during normal or daily business course; (ii) disclosed to Party A and obtained Party A’s prior written consent.

(e)	by the resolutions of shareholders’ meeting, increase or reduce Party D’s registered capital, or otherwise change the structure of the registered capital.

(f)	supplement, change or modify in any form Party D’s articles of association, or change its business scope.

(g)	modify or remove any of Party D’s director or to replace any senior officers.

(h)	alter Party D’s normal business program or modify any of the company’s major internal rules and regulations.

(i)	make major changes to Party D’s business management pattern, marketing strategy, business policy, or customer relations.

(j)	conduct any activities beyond the normal scope of business or operate any business of Party D by using any manner not consistent with part one or any unusual way.

(k)	merge or ally with any person, or purchase, or invest in any person.

3.	Party D’s Shareholders represent and undertake that:

(1)	Before Party A (or the third party appointed by Party A) exercises the option and obtains all of Party D’s rights and assets, Party D’s Shareholders shall not conduct the following acts, whether jointly or respectively, unless with the written consent of Party A (or the third party appointed by it):

(a)	supplement, change or modify in any form Party D’s charter documents, and such supplements, changes or modification will materially have adverse effects on Party D’s assets, liabilities, operations, equity and other legitimate rights (except pro rata investment increase to meet the legal requirements), or may affect the Agreement and the effective performance of other agreements signed by Party A, Party B, Party C and Party D.

(b)	cause Party D to reach any transactions materially having adverse effects on its assets, liabilities, operations, equity and other legitimate rights (except those during normal or daily business course or disclosed to Party A and obtained Party A’s prior written consent).

(c)	cause Party D to distribute dividends or bonus through the resolutions of the shareholders’ meeting.

(d)	they will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial benefits in equity, or allow to create any other security interests thereon at any time as of the effectiveness hereof.

(e)	they will not cause through the resolutions of shareholders’ meeting Party D to sell, transfer, mortgage or otherwise dispose of any legal or beneficial benefits in equity, or allow to create any other security interests thereon.

(f)	cause Party D through resolutions of shareholders’ meeting to merge or ally with any person, or purchase, or invest in any person or involve in any forms of reorganization.

(g)	close business, liquidate or dissolve Party D.

(2)	Before Party A (or the third party appointed by Party A) exercises the option and obtains all of Party D’s rights and assets, Party B, Party C and Party D undertake that:

(a)	forthwith notify Party A of any litigations, arbitrations or administrative proceedings or of any potential ones with respect to the equity held by Party B or any adverse effect on that equity.

(b)	cause Party D’s board of shareholders to consider and deliberate the transfer of the shares to be purchased under the Agreement, cause Party D to amend its articles of association in order to reflect the transfer of the shares from Party D’s Shareholders to Party A and (or) its designated third party, as well as other changes described in the Agreement, and immediately apply to the competent Chinese authority for approval (such as those required by law) and handle registration for changes, to cause Party D through the shareholders’ meeting to approve the appointment of Party A and (or) the third party appointed by Party A as a new director and a new legal representative.

(c)	In order to maintain its ownership of the equity, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or claims to make all necessary and appropriate defenses.

(d)	on Party A’s demand at any time, unconditionally and immediately at any time transfer their equity to a third party designated thereby, and give up the right of first refusal available to them with respect to the equity subject to above share transfer of another existing shareholder.

(e)	strictly abide by the Agreement and other contracts signed by Party D’s Shareholders and Party A, earnestly fulfill their obligations thereunder, and will not conduct any actions / omissions sufficient to affect the validity and enforceability thereof.

4.	Undertakings

Party D’s Shareholders commit to Party A that, Party D’s Shareholders will handle all procedures necessary for making Party A and (or) its designated third party become Party D’s Shareholders. Procedures include but are not limited to assistance for Party A in obtaining the related and necessary approvals from government departments on the share transfer, and submission of the share transfer agreement, resolutions of shareholders’ meeting and other documents to the relevant administrative department for industry and commerce, to modify the articles of association, register of members and other constitutional documents and the related costs are assumed by Party A.

5.	Party D’s Shareholders hereby represent and warrant as follows to Party A on the date of the Agreement and on each closing date:

(1)	they have the right to sign and deliver the Agreement and any share transfer contract they have signed for the transfer of the shares to be purchased under the Agreement (the “transfer contract”), and have the power and ability to perform the obligations under the Agreement and any transfer contract. Once signed, the Agreement and the transfer contracts to which they are a party constitute legal, valid and binding obligations upon them and can be enforced according to their terms.

(2)	the signing and delivery of the Agreement or any of the transfer contract and the performance of their obligations under the agreement or any of the transfer contracts will not: (i) result in violation of any relevant Chinese laws and regulations; (ii) conflict with their articles of association or other charter documents; (iii) lead to any violation of any contract or deed, or constitute a breach of any contract or deed to which they are a party or that are binding upon them; (iv) result in violation of any conditions for granting of any permit or approval; or (v) make any license or approval issued to them suspended or withdrew or have any additional conditions;

(3)	Party D’s Shareholders have good and marketable ownership of all their shares in Party D. Party D’s Shareholders do not create any security interest in the equity, excluding the security interest as agreed in the Share Pledge Agreement.

(4)	Party D has no outstanding debts, (i) other than borrowing during normal business course; (ii) disclosed to Party A and obtained Party A’s prior written consent.

(5)	Party D will abide by all laws and regulations applicable to the shares and assets acquisition.

(6)	currently, there are no ongoing or pending or potential litigations, arbitrations or administrative proceedings with respect to the equity, Party D’s assets or Party D.

IV.	Special Agreements

Party D’s Shareholders undertake that whether their shareholding in Party D changes, all of their equity in Party D shall be subject to the Agreement, and the Agreement applies to all of Party D’s shares held by them at that time.

V.	Breach

1.	Except as otherwise provided in the Agreement, if any party fails to perform or suspend the performance of its obligations under the Agreement, and within thirty days from the receipt of the notice from other parties did not correct the above acts, or its statement and guarantee is not true, it constitutes a breach of contract.

2.	In the event that any party breaches the Agreement or any of its statements and guarantees made hereunder, other parties may notify the defaulting party in writing, requiring it to rectify the breach within ten days from the receipt of the notice, to take corresponding measures in a timely and effective manner to avoid damages and continue performing its obligations under the Agreement.

3.	If the defaulting party fails to correct its default within ten days based on the above agreement after receiving the notice, other parties are entitled to require the defaulting party to compensate for any costs, liabilities or losses (including but not limited to the interest paid or loss and the legal costs due to breach).

VI.	Taxes

Taxes and fees arising from the performance hereof will be respectively borne by the party concerned in accordance with the applicable laws and regulations.

VII.	Confidentiality

1.	The parties agree to take all reasonable measures to keep confidential the execution, terms and performance the Agreement, and any other party’s confidential information and information understood or accessed in the performance hereof (the “Confidential Information”); without the prior written consent of the providing party, the Confidential Information shall not be disclosed, given or transferred to any third party.

2.	For the following information, the above restrictions will not apply:

(1)	materials can be obtained by a general public at the time of disclosure.

(2)	materials can be obtained by a general public after the disclosure not due to the fault of one party hereto.

(3)	materials that are not obtained from the other party directly or indirectly and the party hereto can prove that it has already known before disclosure.

(4)	the party hereto has the duty to make disclosure to the relevant government departments, stock exchanges or other institutions or for its normal operation needs, directly disclose the Confidential Information to the legal and accounting counsel as required by law.

3.	The parties agree that this clause will survive changes, revocation or termination of the Agreement.

VIII.	Effectiveness

The Agreement will take effect as of the date first written above after sealed by Party A, Party C and Party D and signed by Party B.

IX.	Applicable Laws and Dispute Resolution

1.	Applicable Laws

Conclusion, validity, performance, interpretation, and disputes resolution of the Agreement shall be governed by the laws of China.

2.	Arbitration

If and in the event that the parties hereto have disputes on the interpretation and performance of the terms hereunder, the parties shall solve the same upon negotiations in good faith. Where an agreement fails to be concluded within thirty days after one party requests in writing to settle the disputes through negotiation, either party agrees to submit the said disputes to China International Economic and Trade Arbitration Commission for arbitration under its arbitration rules then in force. Arbitration place is Beijing and the arbitration will be proceeded in Chinese. The arbitral award is final and binding on all parties hereto. This article will survive the termination or revocation of the Agreement.

X.	Force Majeure

1.	“Force Majeure” means all events that cannot be controlled or predicted by any party hereto, or even predictable but inevitable, and hinder that party from fulfilling its obligations hereunder in whole or in part. Such events include but are not limited to any strike, factories closure, explosion, marine perils, natural disasters or public enemy, fires, floods, sabotage, accidents, war, riot, insurrection, and any other similar events.

2.	Where any Force Majeure events occur, leading to the affected party’s inability to perform any obligations under the Agreement, during the period when the force majeure event lasts, the obligations hereunder therefore blocked shall be suspended, and the performance date shall be automatically extended to the end of the force majeure event, and the affected party will not be subject to any penalty.

3.	In case of any Force Majeure, the affected party shall immediately notify other parties in written form, and provide appropriate evidence proving the occurrence of that Force Majeure and its duration. The affected party shall use all reasonable efforts to terminate the Force Majeure.

4.	When any Force Majeure occurs, the parties shall immediately negotiate to find a fair solution, and shall also use all reasonable efforts to minimize the consequences of that Force Majeure.

5.	If the Force Majeure event lasts for over ninety days, and the parties failed to agree on a fair solution, either party is entitled to terminate the Agreement. If the Agreement is terminated according to the foregoing provisions, there will be no new rights or obligations, but the rights and obligations incurred before the termination of the Agreement will survive the termination hereof.

XI.	Miscellaneous

1.	Modifications

The parties hereby confirm that the Agreement is fairly and reasonably made of by and among the parties on the basis of equality and mutual benefit. For all the discussions, negotiations and written agreements by and among the parties with respect to the contents hereof before the conclusion of the Agreement, if inconsistency with the Agreement, the Agreement shall prevail. Any modification, supplement or change of the Agreement shall be made in writing form and may not take effect before sealed by Party A, Party C and Party D and signed by Party B.

2.	Notices

All notices or other communications as required in the Agreement shall be in writing in Chinese and delivered by personal delivery (including EMS) or registered airmail. Where the mailing address is changed without written notice, all notices and communications shall be sent to the following address:

Party A: Baina Zhiyuan (Beijing) Technology Co., Ltd.

Address: South 2-1-6, Block A, # 1 Plant, No.5 A Xueyuan Road, Haidian District, Beijing

Zip code: 100000

Party B: YANG Yongzhi

Address: No.14 South Avenue, Chaoyang Gate, Foreign Enterprise Service Company, Chaoyang District, Beijing

Zip code: 100000

Party C: Beijing Changyou Star Digital Technology Co., Ltd.

Address: Room A-1049, 2/F, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing

Zip code: 100043

Party D: Baina (Wuhan) Information Technology Co., Ltd.

Address: 3/F, Building A2, Phase 1 Jinronggang, No.77 Optical Valley Avenue, Donghu Development Zone, Wuhan

Zip code: 430000

3.	Notice and Service

Notices and communications shall be considered served:

(1)	on the receipt of the receiving party if by personal delivery (including EMS).

(2)	on the third day as of the date shown on the post office’s receipt if by registered mail.

4.	Severability

Without prejudice to other provisions of the Agreement, if any provision of the Agreement or any part thereof is held invalid, illegal, or unenforceable, or violates public benefits, the validity, legality, and enforceability of the remainder hereof will not be affected or damaged thereby. All parties shall sincerely negotiate a clause to the satisfaction of all parties to replace the invalid one.

5.	Successors

The Agreement is binding on the parties’ legal successors and assignees.

6.	Waiver

Any one party’s failure to exercise or timely exercise the rights under the Agreement may not be considered as a waiver of those rights and any single exercise will not affect that party’s exercise of any other rights in the future.

7.	Language and Counterparts

The Agreement is made in four copies in Chinese of the same legal effect. Each party holds one.

(The remainder of this page is intentionally left blank.)

(Signature Page of the Exclusive Call Option Agreement)

Party A: Baina Zhiyuan (Beijing) Technology Co., Ltd.

(Seal)

Party B: YANG Yongzhi

(Seal)

Party C: Beijing Changyou Star Digital Technology Co., Ltd.

(Seal)

Party D: Baina (Wuhan) Information Technology Co., Ltd.

(Seal)